9661 South 700 East	Avenida Arce y Montevideo	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Edificio Montevideo, Piso 4, Of. 1	Calle Las Jardineras #16
USA	La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 244-4140 Oficina	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-2) 215-5533 Fax	(591-3)312-1149 Fax
info@geii.com	info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

CONTACT:       Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Appoints H. E. “Gene” Dunham as
Chief Operating Officer

        SALT LAKE CITY, UTAH—(BUSINESSWIRE) — August 1, 2006 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its Board of Directors has appointed H.E. “Gene” Dunham , 63, as its Chief Operating Officer (COO).

            “Mr. Dunham is a well known mining strategist who has extensive experience articulating a vision for mining companies and developing the blueprint to achieve that vision,” stated Terry C. Turner, Golden Eagle’s CEO. “He is results-oriented and has a strong track record of contributing to sustainable growth, profitability and increased shareholder value in the companies for which he has worked. Mr. Dunham has a history of accomplishment with Rio Tinto, Plc; Phelps Dodge Corporation; Anglo American Ltd; Anglo Gold Ltd.; De Beers, Ltd. and Perez Companc Corporation.”

          Mr. Dunham’s extensive experience includes exploration, acquisition, financing and development of over 60 major global natural resource projects. In addition, working with over 70 international financial institutions during his professional career he has contributed to the success of a number of world-class mining companies. (See, Golden Eagle press release dated May 10, 2006.)

          Mr. Dunham is currently a Golden Eagle director and the Company is pleased that he has accepted the additional position of Chief Operating Officer to play an active role in executing operational performance and focusing on providing growth for Golden Eagle’s shareholders.

          Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

        Golden Eagle International, Inc. is a gold and copper exploration and mining company headquartered in Salt Lake City, Utah and with offices in La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on its Buen Futuro project within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield.

        The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on an assumed set of economic conditions and courses of action, including: (a) Golden Eagle’s ability to obtain the necessary financing on reasonable terms in light of current social and political conditions in Bolivia; (b) estimates of mineral reserves and future production levels; (c) expectations regarding estimated mine production costs taking into account higher petroleum prices, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals; (d) uncertainties that result from actions that may be taken in Bolivia relative to increases in the Complementary Mining Tax, Corporate Income Tax or the amount paid for mining patents [claims fees] in the future; and (d) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings which may be accessed at www.sec.gov. There is a significant risk that actual material results will vary from projected results depending on such factors as changes in general economic, social and political conditions in Bolivia and financial markets; changes in gold and copper prices; technological and operational hazards in Golden Eagle’s mining and mine development activities; uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries; the timing and availability of financing; governmental and other approvals, and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the SEC. Mr. Dunham’s history with other mining companies as described above, Golden Eagle’s mining projects in Bolivia described in this release, and related evaluations, or in our other disclosures, should not be construed by any means as an indication of the present or future value of the Company or its common stock. Additionally, our plans with respect to the Buen Futuro gold and copper project, or the B & C Zone gold project, should not be construed by any means as an indication of whether we will ever conduct successful mining operations in connection with those projects. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

_________________

Back to 8-K